Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement and related Prospectus of Voxware, Inc. (“the Company”) on Amendment No. 3 to Form S-2, File No. 333-110501, of our report dated October 3, 2003, except for Note 2, Paragraph 1, which is dated October 21, 2003 and except for Note 2, Paragraphs 2 through 4, which are dated March 18, 2004, on the consolidated financial statements of the Company for the years ended June 30, 2003 and 2002, appearing in the Annual Report on Form 10-K which consolidated financial statements are incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ WITHUMSMITH+BROWN, P.C.

Princeton, New Jersey

December 13, 2004